Exhibit 10.34

AWARD NOTICE
NOTICE OF RESTRICTED STOCK UNITS
AWARDED PURSUANT TO THE
EASTMAN CHEMICAL COMPANY
2012 OMNIBUS STOCK COMPENSATION PLAN

Recipient:

Number of Restricted Stock Units: 14,600

Date of Award: February 18, 2015

1.    Award of Restricted Stock Unit. This Award Notice serves to notify you that the Compensation and Management Development Committee (the Committee) of the Board of Directors of Eastman Chemical Company ("Company") has awarded to you, under the Company’s 2012 Omnibus Stock Compensation Plan (the "Plan"), the number of restricted stock units ("Restricted Stock Units") set forth above, representing the right to receive the same number of unrestricted shares of its $.01 par value Common Stock ("Common Stock"), subject to the terms of the Plan and this Award Notice. The Plan is incorporated herein by reference and made a part of this Award Notice. Terms not otherwise defined herein have the respective meanings set forth in the Plan.

2.    Lapse of Restrictions and Vesting of Restricted Stock Units. Subject to earlier forfeiture of all of the Restricted Stock Units as described in Sections 7 and 11 of this Award Notice, the Restricted Stock Units will vest upon the earlier of: (i) third anniversary of the award date, if and only if you are still an employee of the Company or a Subsidiary on date, or (ii) termination of your employment with the Company or its Subsidiaries by reason of death or disability; or (iii) a date not later than the third anniversary of the award date, as determined by the Committee upon termination of your employment for a reason which is approved by the Committee other than those described in clause (ii) of this Section (the date and time described in clause (i), (ii), or (iii), as applicable, is referred to herein as the "Vesting Date").

3.    Issuance of Shares Upon Vesting of Restricted Stock Units. Subject to the other terms of this Award Notice, the Company will either issue a certificate or certificates for shares of Common Stock underlying the vested Restricted Stock Units as promptly as practicable following the Vesting Date or place the shares in your account maintained by the Company's stock plan administrator. The Company may withhold or require you to remit a cash amount sufficient to satisfy all taxes required by law to be withheld. Further, either the Company or you may elect to satisfy the withholding requirement by having the Company withhold shares of common stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.

4.    Nontransferability of Restricted Stock Units; Limitation on Issuance of Shares. The Restricted Stock Units may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged, or encumbered in any way, whether by operation of law or otherwise. After the Vesting Date, certificates for the shares underlying the Restricted Stock Units may be issued during your lifetime only to you, except in the case of a permanent disability involving mental incapacity.

5.    Limitation of Rights. Prior to issuance of shares to you following the Vesting Date, you will have no voting or other rights as a stockholder of the Company with respect to the Restricted Stock Units or the underlying common shares. Neither the Plan nor this Award or Award Notice gives you any right to remain employed by the Company and its Subsidiaries.

6.    Dividend Equivalents. The Restricted Stock Units entitle you to dividend equivalents equal to any cash dividends paid during the period that the Restricted Stock Units are outstanding and unvested with respect to a corresponding number of shares of Common Stock underlying Restricted Stock Units which vest on the Vesting Date. All such accrued dividend equivalents will become payable in cash by the Company into your account maintained by the Company’s stock plan administrator upon the Vesting Date of the Restricted Stock Units. Until payment, the dividend equivalents shall be subject to the same terms and conditions as the Restricted Stock Units to which such dividend equivalents relate and shall be forfeited and not paid in the event that such Restricted Stock Units are not vested and are forfeited.

7.    Termination. Upon termination of your employment with the Company or its Subsidiaries prior to the Vesting Date, other than for one of the reasons described in Section 2 of this Award Notice, all of the Restricted Stock Units will be canceled and forfeited by you to the Company without the payment of any consideration by the Company. In such event, neither you nor any of your successors, heirs, assigns, or personal representatives will thereafter have any further rights or interest in such shares or otherwise in this Award.

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8.    Change in Ownership; Change in Control. Article 14 of the Plan contains certain special provisions that will apply to this Award in the event of a Change in Ownership or Change in Control.

    9.    Adjustment of Shares. If the number of outstanding shares of Common Stock changes through the declaration of stock dividends or stock splits prior to the Vesting Date, the units of Common Stock subject to this Award automatically will be adjusted, according to the provisions of Article 15 of the Plan. In the event of any other change in the capital structure or the Common Stock of the Company or other corporate events or transactions involving the Company, the Committee is authorized to make appropriate adjustments to this Award.

10.    Restrictions on Issuance of Shares. If at any time the Company determines that listing, registration, or qualification of the Restricted Stock Units or of the shares of Common Stock subject to this Award upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the award or issuance of certificate(s) for the shares of Common Stock subject to this Award, such award or issuance may not be made in whole or in part unless and until such listing, registration, qualification, or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

    11.    Noncompetition; Confidentiality. You will not, without the written consent of the Company, either during your employment by the Company or thereafter, disclose to anyone or make use of any confidential information which you have acquired during your employment relating to any of the business of the Company, except as such disclosure or use may be required in connection with your work as an employee of the Company. During your employment by the Company, and for a period of two years after the termination of such employment, you will not, either as principal, agent, consultant, employee, or otherwise, engage in any work or other activity in competition with the Company in the field or fields in which you have worked for the Company. The agreement in this Section 11 applies separately in the United States and in other countries but only to the extent that its application shall be reasonably necessary for the protection of the Company. You will forfeit all rights under this Award Notice to or related to the Restricted Stock Units if, in the determination of the Committee, you have violated any of the provisions of this Section 11, and in that event any payment or other action with respect to the Restricted Stock Units shall be made or taken, if at all, in the sole discretion of the Committee.

    12.    Reimbursement of Certain Compensation Following Restatement. The Award is subject to any applicable law or Company policy requiring reimbursement to the Company of certain incentive-based compensation following an accounting restatement due to material non-compliance by the Company with any financial reporting requirement or due to other events or conditions.

13.    Plan Controls. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Notice, the provisions of the Plan will be controlling and determinative.

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